Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

March 14, 2013

Trulia, Inc.

116 New Montgomery St., Suite 300

San Francisco, CA 94105

Re: Securities Registered under Registration Statement on Form S-1 (File No. 333-187033) and Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-187033, as amended (the “Earlier Registration Statement”) and the Registration Statement filed pursuant to Rule 462(b) of the Securities Act, relating to such Earlier Registration Statement (the “462(b) Registration Statement”) and together with the Earlier Registration Statement, the “Registration Statement”), of Trulia, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the public offering of 1,104,811 shares of the Company’s common stock, $0.00001 par value per share (the “Shares”), which 1,104,811 shares (including up to 144,106 shares to be sold upon exercise of an option granted to the underwriters by certain selling stockholders) will be sold by certain selling stockholders (the “Selling Stockholders”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Earlier Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company and the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation